EXHIBIT 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, CONTACT
April 29, 2025	Lisa F. Campbell | EVP | Chief Financial Officer
F&M Bank Corp.	540-896-1705
OTCQX: FMBM	fmbankva.com

F&M Bank Corp. Reports

FIRST Quarter 2025 Earnings and quarterly Dividend

Strong attention to fundamentals drives net income growth for the quarter.

See associated, unaudited summary consolidated financial data for additional information.

Timberville, VA / April 29, 2025 . . . F&M Bank Corp. (the “Company” or “F&M”), (OTCQX: FMBM), the parent company of Farmers & Merchants Bank (“F&M Bank” or the “Bank”) today reported results for the quarter ended March 31, 2025.

Net income was $2.5 million or $0.70 per share for first quarter 2025, a 9% increase over net income of $2.3 million, or $0.64 per share reported for fourth quarter 2024.

At March 31, 2025, the Company had total assets of $1.31 billion, total loans of $827.0 million, and total deposits of $1.20 billion. This reflects growth of $10.1 million or 0.78% in total assets, a decline of $12.9 million or 1.5% in total loans, and an increase of $4.9 million or 0.41% in total deposits since December 31, 2024.

“F&M is off to a sound start in 2025,” said CEO Mike Wilkerson. “Net income increased on a quarter-to-quarter basis, and the Company experienced increases in both total assets and total deposits for the same period. The management team remains committed to the fundamentals of disciplined balance sheet control, safety and soundness of the loan portfolio, as well as the effective management of cost of funds and net interest margin, and saw positive results for the quarter. Our wealth management team increased noninterest income by $187,000 on a linked-quarter basis, building on the positive results they achieved in 2024. They are to be commended on this performance.

“Tangible book value of F&M shares increased 5%, or $1.20 per share, in first quarter 2025 to end the period at $24.73.1 I continue to believe our stock is a solid value for investors.

“Across the organization, we are focused on our highest priority, which is to continue to generate sufficient and sustainable profit. As we do that, our financial strength and liquidity give us the capacity to make loans that support the growth and overall health of businesses and individuals in the communities we serve. That is what it means to be a strong community bank for the Shenandoah Valley.”

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1 Tangible book value per share is a non-GAAP financial measure. Further information can be found under the heading “Non-GAAP Financial Measures” and in the non-GAAP reconciliation table accompanying this release.

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FIRST QUARTER INCOME STATEMENT REVIEW

Overview

Net income for first quarter 2025 was $2.5 million or $0.70 per share. This is an increase of $197,000 or $0.06 per share over fourth quarter 2024 and is attributed to higher net interest income, higher noninterest income, and a recovery of credit losses that offset an increase in noninterest expenses. Return on average assets was 0.76% and return on average equity was 11.31%.

Net Interest Income

For first quarter 2025, net interest income totaled $9.4 million, an increase of $333,000 from fourth quarter 2024, as interest income decreased by $632,000 and interest expense declined by $965,000. The decline in interest income primarily reflects a $7.0 million reduction in the average balance of installment loans, particularly in the auto and other consumer loan segments. In addition, fourth quarter 2024 interest income included the collection of previously deferred interest from a large loan renewal, contributing to the quarter-over-quarter decrease. Average earning asset balances declined due to bond maturities, while average loan balances have remained consistent. The decrease in interest expense was due to lower average balances in time deposits and short-term borrowings. The Bank’s net interest margin increased by 24 basis points to 3.15% on a linked-quarter basis as the earning asset yield grew by 3 basis points to 5.43%, while the cost of funds declined 22 basis points to 2.30%.

Provision for Credit Losses

During first quarter 2025, the Bank recorded a net recovery of credit losses of $104,000, a decrease of $1.2 million from the $1.1 million provision recorded in fourth quarter 2024. The portion of the recovery of provision related to loans outstanding was $180,000 and resulted from a decline in loans held for investment of $12.9 million, quarterly net charge-offs of $187,000, and adjustments to the Allowance for Credit Losses on Loans (“ACLL”) model. During the quarter, the provision for unfunded commitments was $76,000.

Noninterest Income

Noninterest income totaled $2.8 million for first quarter 2025, which was an increase of $165,000 from fourth quarter 2024. The increase was driven by an increase of $187,000 in wealth management income that was partially offset by a combined decrease of $22,000 in other noninterest income categories.

Noninterest Expenses

Noninterest expenses totaled $9.5 million for first quarter 2025, compared to $8.2 million in fourth quarter 2024, an increase of $1.3 million. The fourth quarter 2024 results included the receipt of $500,000 in insurance proceeds related to an external fraud event that occurred in third quarter 2024. This resulted in other operating expenses increasing by $603,000 on a linked-quarter basis. Other notable increases were in salaries and employee benefits expense. Salary expense increased by $417,000, largely due to the higher commissions paid related to wealth management and mortgage income and increased bonus accruals. Employee benefits expense was $379,000 higher due to a refund (rebate) of health insurance expenses received in the fourth quarter 2024 and a change from pension income in 2024 to pension expense in 2025. These increases were offset by a combined decrease of $55,000 in the remaining noninterest expense categories.

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BALANCE SHEET REVIEW

On March 31, 2025, assets totaled $1.31 billion, an increase of $10.1 million over December 31, 2024. Total loans decreased by $12.9 million to $827.0 million, resulting from decreases of $10.4 million in commercial and industrial loans, $6.6 million in automobile loans, and $5.5 million in commercial real estate loans. The residential mortgage segment increased by $6.2 million, other construction and land development loans increased by $3.1 million, and loans secured by farmland grew by $2.3 million. The remaining segments decreased by a combined $2.0 million.

Investment securities decreased by $6.5 million during the quarter as $26.2 million in bond maturities and paydowns on U.S. Agency mortgage-backed securities were offset by purchases of $15.4 million. Other changes included net premium amortization of $192,000, and a $4.5 million improvement in the unrealized loss on the bond portfolio. During first quarter 2025, the unrealized loss in the securities portfolio declined from $35.2 million to $30.7 million.

Total deposits on March 31, 2025, were $1.20 billion, an increase of $4.9 million from the end of 2024 due to growth of $11.1 million in noninterest bearing deposits and a decrease of $6.2 million in interest bearing deposits, specifically time deposits.

Shareholders’ equity increased by $5.2 million to $91.3 million due to $2.5 million in net income, $3.5 million in other comprehensive income, $101,000 in shares issued, and $72,000 in stock-based compensation. These increases were offset by dividends paid totaling $917,000 and vesting of time-based stock awards, net of shares held for taxes of $77,000. Tangible book value per share increased from $23.531 at December 31, 2024, to $24.73 at March 31, 2025.

LIQUIDITY

The Company’s on-balance sheet asset liquidity includes cash and cash equivalents, unpledged investment securities, and loans held for sale, which totaled $191.8 million at March 31, 2025, a decrease from $243.0 million at December 31, 2024.

As of March 31, 2025, the Bank had access to off-balance sheet liquidity through unsecured Federal funds lines totaling $90.0 million. The Bank also had a secured line of credit with the Federal Home Loan Bank (FHLB) with available credit of $179.8 million as of March 31, 2025. The FHLB line of credit is secured by a blanket lien on qualifying loans. The Bank also pledged securities with a collateral value of $129.5 million to the Federal Reserve Bank discount window which may be used for overnight borrowings.

It is anticipated that the Bank will receive $35.2 million from bond paydowns and maturities during the remainder of 2025, which can be used to fund future loan growth and for other purposes.

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LOAN PORTFOLIO

The Company’s loan portfolio is diversified, with its largest segment being residential mortgage loans originated through its subsidiary, F&M Mortgage, which totaled $225.5 million and represented 27.26% of total loans at March 31, 2025. Total commercial real estate loans, both owner occupied and non-owner occupied, constituted $178.9 million or 21.63% of the loan portfolio at March 31, 2025. Automobile loans originated by the dealer finance division totaled $97.6 million and 11.81% of the portfolio at March 31, 2025. A breakdown of the loan portfolio segments as of March 31, 2025 and preceding four quarters can be found under the heading “Performance Summary” in the table accompanying this release.

ASSET QUALITY AND ALLOWANCE FOR CREDIT LOSSES

Nonperforming loans (NPLs) as a percentage of total loans were 1.08% at March 31, 2025, compared to 0.84% at December 31, 2024. Net charge-offs as a percentage of average loans were 0.09% for the first quarter 2025 compared to 0.45% in the fourth quarter 2024.

The ACLL was $7.8 million at March 31, 2025, a decrease of $367,000 from December 31, 2024. The ACLL as a percentage of total loans was 0.94% at March 31, 2025, compared to 0.97% at December 31, 2024. The decline in the ACLL percentage was the result of the $12.9 million decline in the balance of loans held for investment coupled with an increase of $2.0 million in loans requiring individual analysis that required no reserves. The reserve for unfunded commitments was $724,000 at March 31, 2025, compared to $648,000 at December 31, 2024.

DIVIDEND DECLARATION

On April 24, 2025, our Board of Directors declared a dividend of $0.26 per share to common shareholders. Based on our most recent trade price of $19.96 per share, this constitutes a 5.21% yield on an annualized basis. The dividend will be paid on May 30, 2025, to shareholders of record as of May 15, 2025.

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ABOUT US

F&M Bank Corp. is an independent, locally owned, financial holding company offering a full range of financial services through our subsidiary, Farmers & Merchants Bank’s (F&M Bank), fourteen banking offices in Rockingham, Shenandoah, and Augusta counties, Virginia, and the cities of Winchester and Waynesboro, Virginia. The Company also owns F&M Mortgage, a mortgage lending subsidiary, and VSTitle, a title company subsidiary. Founded in 1908 as a community venture to serve the farmers and merchants of the Shenandoah Valley, where both the Company and the Bank are headquartered, F&M Bank remains more committed than ever to the success of the agricultural industry, small business ventures, and the nonprofit sector.F&M’s values, which are gregarious, resolute, original, and wholehearted (G.R.O.W.), combined with our brand pillars of sustenance, security, and enrichment, shape the Company’s decision-making, philanthropy, and volunteerism. The only publicly traded organization based in Rockingham County, we offer a diverse suite of financial products and services, and a strong team dedicated to living our mission of being the financial partner of choice in the Shenandoah Valley, both today and tomorrow, as we have been since 1908. Additional information may be found by visiting our website, fmbankva.com.

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NON-GAAP FINANCIAL MEASURES

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible book value per share, to supplement the evaluation of the Company’s financial condition and performance. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that is essential to a proper understanding of the Company’s operating results. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A definition of tangible book value per share is included in the footnotes to the table accompanying this release.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” as defined by federal securities laws, which are subject to significant risks and uncertainties. These include statements regarding future plans, strategies, results, or expectations that are not historical facts, and are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “will,” “estimate,” “project” or similar expressions. These statements are based on estimates and assumptions, and our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Our actual results could differ materially from those contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in local and national economies or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including values of real estate and other collateral; deposit flow; the impact of competition from traditional or new sources; changes in tariffs and trade barriers, including potential changes in U.S. and international trade policies and the resulting impact on the Company and the Bank’s borrowers; and other factors. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

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F&M BANK CORP.

Performance Summary

(in thousands, except share and per share data)

(unaudited)

	At and for the Three Months Ended
	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Selected Income Statement Data
Interest and dividend income	$16,264	$16,896	$16,290	$15,720	$15,577
Interest expense	6,820	7,785	7,797	7,521	7,448
Net interest income	9,444	9,111	8,493	8,199	8,129
(Recovery of) provision for credit losses	(104)	1,075	902	(458)	823
Net interest income after (recovery of) provision for credit losses	9,548	8,036	7,591	8,657	7,306
Noninterest income	2,847	2,682	2,748	2,986	2,334
Noninterest expenses	9,524	8,180	9,657	8,156	8,423
Income tax expense (benefit)	414	278	(110)	471	(1)
Net Income	$2,457	$2,260	$792	$3,016	$1,218

Key Performance Ratios
Return on average assets[1]	0.76%	0.67%	0.24%	0.93%	0.38%
Return on average equity[1]	11.31%	10.17%	3.70%	15.59%	6.32%
Net interest spread	3.13%	2.88%	2.75%	2.68%	2.70%
Net interest margin	3.15%	2.91%	2.77%	2.72%	2.70%
Yield on earning assets	5.43%	5.40%	5.29%	5.19%	5.17%
Cost of funds	2.30%	2.52%	2.54%	2.51%	2.47%
Noninterest income to average assets	0.88%	0.80%	0.83%	0.92%	0.72%
Noninterest expense to average assets	2.96%	2.44%	2.91%	2.52%	2.60%

Share and Per Share Data
Net income (basic and diluted)	$0.70	$0.64	$0.23	$0.86	$0.35
Book value per share	25.62	24.43	25.93	23.54	22.11

Selected Balance Sheet Data
Assets	$1,312,159	$1,302,011	$1,344,595	$1,309,645	$1,316,214
Securities available for sale	321,158	327,670	376,159	352,211	359,024
Loans held for sale	634	2,283	2,332	3,958	1,385
Loans held for investment	827,007	839,949	830,717	826,340	825,872
Allowance for credit losses	7,762	8,129	8,028	7,815	8,408
Deposits	1,200,021	1,195,105	1,218,288	1,185,257	1,156,343
Non-interest bearing	271,400	260,301	270,783	270,246	265,156
Interest bearing	928,621	934,804	947,505	915,011	891,187
Borrowings	6,986	6,975	21,965	26,954	66,943
Short-term debt	-	-	15,000	20,000	60,000
Long-term debt	6,986	6,975	6,965	6,954	6,943
Shareholders' equity	91,311	86,138	89,994	81,616	77,735
Average shares outstanding (basic and diluted)	3,530,700	3,522,756	3,519,182	3,517,122	3,490,459

Loan Data
Residential construction	$24,377	$25,102	$26,649	$24,478	$32,397
Other construction and land development	61,275	58,208	61,568	58,061	52,812
Secured by farmland	88,323	86,016	83,326	81,326	82,048
Home equity	50,245	49,542	47,396	45,743	46,087
Residential mortgage loans	225,467	219,218	214,731	213,760	209,147
Multifamily	10,670	10,805	10,942	11,043	10,699
Owner occupied commercial real estate	81,724	86,168	82,577	87,282	88,660
Non-owner occupied commercial real estate	97,177	98,189	98,527	99,265	101,237
Commercial and industrial loans	72,398	82,829	74,251	67,675	61,451
Credit card and other consumer loans	13,273	14,451	14,988	16,003	16,354
Automobile loans	97,637	104,271	110,952	116,770	119,785
Other loans	4,441	5,150	4,810	4,934	5,195
Total loans held for investment	$827,007	$839,949	$830,717	$826,340	$825,872

Asset Quality
Nonperforming loans total loans[3]	1.08%	0.84%	0.79%	0.92%	0.76%
Allowance for credit losses to total loans[2]	0.94%	0.97%	0.97%	0.95%	1.02%
Allowance for credit losses to nonperforming loans	86.76%	114.90%	122.06%	103.02%	134.61%
Nonperforming assets to total assets[4]	0.69%	0.55%	0.49%	0.58%	0.47%
Net charge-offs to average loans[3]	0.09%	0.45%	0.32%	0.09%	0.39%

Capital Ratios[5]
Leverage	8.50%	8.23%	8.20%	8.29%	8.11%
Risk-based capital ratios:
Total capital	12.57%	12.42%	12.28%	12.21%	11.96%
Tier 1 capital	12.57%	12.42%	12.28%	12.21%	11.96%
Common Equity Tier 1 capital	13.50%	13.39%	13.23%	13.13%	12.89%

Other Data
Number of banking offices	14	14	14	14	14
Number of full-time equivalent employees	170	169	170	169	176

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F&M BANK CORP.

Non-GAAP Reconciliation

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended
	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Tangible Common Equity and Tangible Assets
Total Assets (GAAP)	$1,312,159	$1,302,011	$1,344,595	$1,309,645	$1,316,214
Subtract: Goodwill	(3,082)	(3,082)	(3,082)	(3,082)	(3,082)
Subtract: Core DepositIintangibles, net	(78)	(86)	(93)	(101)	(114)
Tangible assets (Non-GAAP)	$1,308,999	$1,298,843	$1,341,420	$1,306,462	$1,313,018

Total Shareholders' Equity (GAAP)	$91,311	$86,138	$89,994	$81,616	$77,735
Subtract: Goodwill	(3,082)	(3,082)	(3,082)	(3,082)	(3,082)
Subtract: Core Deposit Intangibles, net	(78)	(86)	(93)	(101)	(114)
Tangible common equity (Non-GAAP)	$88,151	$82,970	$86,819	$78,433	$74,539

Tangible Common Equity to Tangible Assets ratio	6.73%	6.39%	6.47%	6.00%	5.68%

Tangible Book Value Per Share
Tangible Common Equity (Non-GAAP)	$88,151	$82,970	$86,819	$78,433	$74,539
Common shares outstanding, ending	3,563,910	3,525,655	3,471,291	3,466,688	3,516,013
Tangible Book Value Per Share	$24.73	$23.53	$25.01	$22.62	$21.20

1 Ratios are primarily based on daily average balances.

2 Calculated based on Loans Held for Investment, excludes Loans Held for Sale.

3 Calculated based on 90 day past due loans and non-accrual loans to Total Loans.

4 Calculated based on 90 day past due loans, non-accrual loans, and other real estate owned to Total Assets.

5 Capital ratios are for Farmers & Merchants Bank.

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